Exhibit 99.1

NEWS RELEASE

Gill Ranch Storage, LLC and Pacific Gas and Electric Company team up to increase natural gas storage for California customers

FRESNO – Sept. 26, 2007 – Gill Ranch Storage, LLC, a newly formed subsidiary of NW Natural, today jointly announced an agreement with Pacific Gas and Electric Company to develop a new underground natural gas storage facility at Gill Ranch near Fresno.

The Gill Ranch natural gas storage project, located about 25 miles west of Fresno will provide approximately 20 billion cubic feet (Bcf) of underground gas storage once the initial phase is completed, expected in 2010. The storage development will utilize depleted, sandstone natural gas reservoirs located at a depth of over a mile below the surface. The storage field has the potential to support additional capacity development in the future, if market conditions are favorable.

“The new storage facility is being developed where additional natural gas storage capacity is needed,” said Keith White, NW Natural’s vice president of business development and energy supply. “It made sense for us to work with PG&E to develop a storage project in the most cost-effective manner. Gill Ranch’s position as the southern-most of all independent storage facilities on the PG&E system offers potential location-related benefits to prospective customers.”

“By participating in the development of the Gill Ranch Storage project, PG&E is supporting robust competitive gas markets to the benefit of all California gas customers,” said Bob Howard, PG&E’s vice president of gas transmission and distribution. “The Gill Ranch Storage project represents an innovative and cost effective way to expand California’s vital natural gas infrastructure.”

Gill Ranch Storage, LLC and PG&E expect to file a joint application with the California Public Utilities Commission (CPUC) in the spring of 2008. The proposed storage project will require a Certificate of Public Convenience and Necessity from the CPUC, as well as environmental review under the California Environmental Quality Act.

Gill Ranch Storage, LLC and PG&E will each own a portion of the overall project, holding undivided interests in the proposed facility. Each owner will market its own share of storage capacity in the project. The project consists of the storage field, a pipeline connecting the storage field to PG&E’s gas transmission system at Line 401, compression and other facilities. The agreement calls on Gill Ranch Storage, LLC to serve as initial operator of the storage facility.

Additional details on the project will be released as part of an open season conducted by Gill Ranch Storage, LLC, which is expected to start in the next few weeks.

About Gill Ranch Storage, LLC & Northwest Natural Gas Company (NYSE: NWN)

Gill Ranch Storage, LLC is a wholly owned subsidiary of Northwest Natural Gas Company, dba NW Natural, whose predecessors have been providing gas service to the Pacific Northwest since 1859. NW Natural, based in Portland, Oregon, provides reliable, cost-effective natural gas service to about 641,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. Since 1989, the company has operated its Mist underground storage field to serve its utility customers and the regional interstate storage market. NW Natural formed Gill Ranch Storage, LLC to develop the Gill Ranch storage project. The new subsidiary is separate from the utility and is dedicated to serving the California market. www.gillranchstorage.com or www.nwnatural.com

About Pacific Gas and Electric Company (NYSE:PCG)

Pacific Gas and Electric Company, incorporated in California in 1905, is one of the largest combination natural gas and electric utilities in the United States. Based in San Francisco, the company is a subsidiary of PG&E Corporation. Pacific Gas and Electric Company’s primary business is the transmission and delivery of energy. The company provides natural gas and electric service to approximately 15 million people throughout a 70,000-square-mile service area in northern and central California. The service area stretches from Eureka in the north to Bakersfield in the south, and from the Pacific Ocean in the west to the Sierra Nevada in the east. www.pge.com.

Media contacts:	Steve Sechrist, Gill Ranch Storage, LLC/NW Natural (503) 220-2594

Jeff Smith, Pacific Gas and Electric Company (559) 263-5314

Investor contacts:	Bob Hess, Gill Ranch Storage, LLC/NW Natural (503) 220-2388

Gabe Togneri, PG&E Corporation (415) 267-7080